Exhibit 10.16

Execution Version

AMENDED AND RESTATED EMPLOYMENT AND

NON-COMPETITION AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), dated as July 29, 2020 (the “Effective Date”) is between Grosvenor Capital Management, L.P., an Illinois limited partnership (“Employer”), and Jonathan R. Levin (“Employee”);

WHEREAS, Employee is a party to that certain Employment and Non-Competition Agreement with Employer, dated and effective as of May 9, 2011 (as amended, the “Existing Employment Agreement”), pursuant to which Employee currently is employed by Employer as its President;

WHEREAS, pursuant to that certain Transaction Agreement that will be entered into between CF Finance Acquisition Corp., a Delaware corporation, Grosvenor Capital Management Holdings, LLLP, an Illinois limited liability limited partnership (the “Partnership”), and the other parties thereto pursuant to which CF Finance Acquisition Corp. or its successor by merger (the “Corporation”), directly or indirectly, including through a wholly-owned subsidiary (“Holdco”), a Delaware limited liability company, will acquire interests in the Partnership (the “Transaction Agreement”), among other things, upon the closing of the transactions contemplated by the Transaction Agreement (the “Closing”) (i) Holdco will acquire certain Common Units in the Partnership and (ii) an entity controlled by Michael J. Sacks will acquire a majority of the outstanding voting power of the Corporation (the “Transaction”), provided, that, in the event the Transaction Agreement is not signed, then the provisions herein relating to the Corporation shall be null and void; and

WHEREAS, Employee and Employer now desire to amend and restate the Existing Employment Agreement on and after the Effective Date so that this Agreement shall thereafter govern the terms and conditions of Employee’s continued employment by Employer; and

NOW, THEREFORE, it is hereby agreed as follows:

§1 EMPLOYMENT. Employer hereby continues to employ Employee, and Employee hereby accepts continuation of such employment, upon the terms and subject to the conditions hereinafter set forth, effective on the Effective Date.

§2. FREEDOM TO CONTRACT. Employee represents and warrants to Employer that as of the Effective Date, (i) Employee is free to enter into this Agreement, (ii) Employee is not party to or bound by any noncompetition or nonsolicitation agreement with any Person other than the noncompetition and nonsolicitation agreements set forth in this Agreement, and (iii) Employee’s execution, delivery, and performance of this Agreement are not in violation or breach of, and do not conflict with or constitute a default under, any agreement or commitment to which Employee is a party.

§3. DUTIES. Employee shall be employed as an executive of Employer. In that capacity, Employee shall have the responsibilities and duties assigned by Employer and shall act only within the scope of authority granted. Employee agrees to devote his full time and best efforts to the performance of his duties to Employer while employed by Employer. Employee will comply with all lawful policies and procedures established by Employer from time to time.

§4. TERM OF EMPLOYMENT; POST EMPLOYMENT COOPERATION. The employment of Employee under this Agreement shall commence on the Effective Date and shall continue until the second anniversary of the Effective Date (the “Initial Term”), unless terminated earlier pursuant to §6 hereof, and shall continue thereafter until terminated pursuant to §6 hereof. For one (1) year following the termination of Employee’s employment hereunder (the “Post-Employment Period”) for any reason (other than a termination resulting from an event described in §6(a) or §6(b)), Employee shall be available to cooperate with Employer from time to time, at reasonable times and on reasonable notice, concerning such matters with respect to the business of Employer or Employee’s previous activities and responsibilities with Employer, and for such amount of time, as Employer may reasonably request.

§5. COMPENSATION, BENEFITS AND EXPENSE REIMBURSEMENT.

(a) (i) Employment Compensation. After the Effective Date and while Employee is employed hereunder, in consideration for the services of Employee hereunder, Employer shall compensate Employee and provide benefits to Employee as determined by Employer; provided, however, that (A) the rate of base salary hereunder shall be not less than Five Hundred Thousand Dollars ($500,000) per year during the Initial Term, (B) Employer shall provide at least basic medical insurance or other medical coverage, and (C) Employee may participate in any other group insurance plan maintained by Employer from time to time in accordance with the terms of such plan. Employee shall be eligible, on at least as favorable a basis as any other member of senior management of Employer, to participate in and receive benefits under all of Employer’s employee benefit plans, programs or arrangements, in accordance with the terms of such plans, programs or arrangements, as in effect from time to time, including, for the avoidance of doubt, any carried interest, deferred compensation programs and long-term incentive award plan, including any plan providing for equity-based awards, established at any time by Employer or its Affiliates (including, with respect to periods after the Closing, the Corporation). Employee’s base salary as in effect from time to time shall be paid in substantially equal installments in accordance with Employer’s normal payroll practices, but no less frequently than monthly. In addition, Employer shall reimburse Employee for all reasonable expenses of the types authorized by Employer and incurred by Employee in the performance of his duties hereunder. Employee shall comply with such budget limitations and other policies and procedures of Employer relating to reimbursable expenses, including without limitation those relating to approval and reporting, as are applicable to Employee, which policies and procedures are subject to change in the sole discretion of Employer from time to time, and need not be the same as those applicable to other employees.

(ii) Non-Commercial Air Travel. Effective following the Closing, Employer agrees, for non-commercial air travel for personal purposes, to either pay directly or reimburse Employee for all costs of non-commercial air travel incurred by Employee or parties identified by Employee, whether provided by parties related to Employee or by persons unrelated to Employee, up to an aggregate maximum of $300,000 in any one calendar year (including the year of the Closing), multiplied by the Escalation Percentage for such calendar year. The Escalation Percentage for calendar year 2020 shall be one hundred percent (100%) and the Escalation Percentage for each subsequent calendar year shall be the Escalation Percentage in effect for calendar year 2020 (that is, 100%) multiplied by a fraction, the numerator of which is the Consumer Price Index – All Urban Consumers published by the United States Department of Labor/Bureau of Labor Statistics in effect on the first day of such subsequent calendar year, and the denominator of which is such Consumer Price Index as in effect on the first day of calendar year 2020. Employer agrees, for non-commercial air travel for business purposes of Employer, to pay for all costs of non-commercial air travel incurred by Employee, whether provided by parties related to Employee or by persons unrelated to Employee.

(iii) Discretionary Bonus. For each 12-month period (or portion thereof) ending February 28, commencing with the period ending February 28, 2012 (each such period, a “Bonus Period”) during which Employee is employed by Employer under this Agreement, Employee shall be eligible for a bonus in an amount to be determined in the discretion of Employer (the “Discretionary Bonus”); provided. however, that the Discretionary Bonus for each of the Bonus Periods ending February 28, 2012, and February 28, 2013, shall not be less than Five Hundred Thousand Dollars ($500,000) (the “Initial Bonus”). The Discretionary Bonus for a Bonus Period, if any, shall be determined and paid to Employee in a lump sum not later than the 15th day of the third calendar month after the end of the Bonus Period. Notwithstanding anything to the contrary in this §5(a)(iii), except as provided in §7(a) and §7(c) with respect to the Initial Bonus, the Discretionary Bonus for a Bonus Period shall not be payable to Employee if (A) Employee does not remain employed under this Agreement on the last day of the Bonus Period or (B) a notice of termination of employment has been given by Employee or Employer on or before the last day of such Bonus Period.

(b) Post-Employment Separation Payments. Commencing on Employee’s Separation from Service (within the meaning of Treas. Reg. § 1.409A-l (h)(l)) for any reason other than an event described in §6(a) or §6(b)), and continuing during the Post Employment Period, Employer shall pay to Employee in full compensation for Employee’s cooperation hereunder rendered during the Post-Employment Period, an annual rate of Three Hundred Seventy-Five Thousand Dollars ($375,000) (the “Separation Payments”), payable in equal monthly installments. In the event that the working time of Employee required by Employer exceeds forty (40) hours in any month during the Post-Employment Period, Employer shall pay Employee an additional fee with respect to such month equal to the product of (A) the excess of such hours over forty (40), multiplied by (B) Two Hundred Dollars ($200) per hour. Such additional fee shall be payable in the calendar month immediately following the month in which such services are performed. Employee shall not be an employee during the Post Employment Period, shall not be entitled to the benefits described in §5(a) or any other employee benefits during such period, and shall not be reimbursed for any expenses unless and to the extent Employer otherwise agrees in a particular case in writing before such expenditure is incurred. For the avoidance of doubt, the parties acknowledge that payment of monthly installments of Separation Payments shall commence with the month following the month in which Employee has a Separation from Service within the meaning of Treas. Reg. § 1.409A-1(h)(l) based on the level of bona fide services it is anticipated Employee will perform for Employer. In no event shall the Separation Payments be paid over a period of more than one (1) year. Notwithstanding anything to the contrary in this Agreement, in the event that Employee commits a material violation of any of the covenants contained in §8 or §9 of this Agreement, Employer may cease paying any unpaid installments of Separation Payments.

§6. TERMINATION. Employee’s employment hereunder shall terminate:

(a) Death or Disability. Upon the death of Employee during his employment hereunder or, at the option of Employer, in the event Employee is Disabled (as defined below), upon written notice from Employer specifying the date on which Employee became Disabled. Employee shall be deemed Disabled if a medical doctor selected by Employer certifies that Employee has for one hundred eighty (180) days, consecutive or non-consecutive, in any twelve (12) month period, been disabled in a manner which seriously interferes with his ability to perform his duties under this Agreement. Any failure or refusal by Employee to submit to a medical examination for the purpose of certifying whether he is Disabled under this §6(a) shall, at the option of Employer, be deemed to constitute conclusive evidence that Employee is Disabled.

(b) For Cause. For “Cause” immediately upon written notice by Employer to Employee. For purposes of this Agreement, a termination shall be for “Cause” if any one or more of the following has occurred:

(i) Employee has committed (whether or not at the workplace) (A) an act of fraud, embezzlement, or misappropriation of funds or property, (B) a breach of fiduciary duty, or (C) an illegal, unethical, or dishonest act or omission, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback; or

(ii) Employee has been convicted by a court of competent jurisdiction of, or has pleaded guilty or nolo contendere to, (A) any felony, (B) any crime involving moral turpitude, or (C) any other crime that reasonably could impair Employee’s ability to perform his duties hereunder in a satisfactory manner; or

(iii) Employee has committed a willful breach of any of the covenants, terms or provisions of this Agreement, including without limitation §8 or §9, or engaged in any other willful act or omission (whether or not at the workplace) that (A) injures or has the potential to injure any Grosvenor Party or Affiliate thereof, or (B) impairs or has the potential to impair Employee’s ability to perform his duties hereunder in a satisfactory manner, which, if curable, remains uncured following ten (10) days written notice to Employee describing such breach; or

(iv) Employee has willfully failed or refused to follow the lawful and good faith directions of Employer, which, if curable, remains uncured following ten (10) days’ written notice to Employee describing such failure or refusal; or

(v) Employee has been grossly negligent or has engaged in willful misconduct in the performance of his duties hereunder; or

(vi) Employee has reported to work under the influence of alcohol, used or possessed illegal drugs (whether or not at the workplace), or engaged in other conduct (whether or not in conjunction with his duties hereunder) that is detrimental to any Grosvenor Party or any Affiliates thereof or causes any of them public disgrace, disrepute or material harm; or

(vii) Employee has violated any of the terms of Employer’s established policies or any applicable law, statute, regulation, or rule of any government authority having jurisdiction over Employee’s business or affairs, which is not cured to Employer’s reasonable satisfaction within ten (10) days after written notice thereof to Employee.

For purposes of this definition, no act or failure to act on the part of Employee shall be considered “willful” unless done, or omitted to be done, by him in bad faith or without a reasonable belief that his action or omission is in the best interests of Employer or its Affiliates.

(c) Without Cause. Upon ninety (90) days’ written notice by either Employer or Employee to the other party hereto.

§7. RIGHTS, REMEDIES AND OBLIGATIONS ON TERMINATION.

(a) Death or Disability. If Employee’s employment is terminated under §6(a) hereof because of death or because Employee becomes Disabled, Employee (or his estate, as applicable) shall be paid (i) base salary, at the rate of salary that was payable to Employee under §5(a)(i) at the time said employment was terminated, through the date of termination of employment (or, if later, the expiration of the Initial Term); (ii) benefits (as specified in §5(a)(i)) through the date of termination of employment (unless a different date is specified by the terms of the applicable benefit plans); and (iii) reimbursement of expenses (as specified in §5(a)(i)) through the date of termination of employment. In addition, if Employee’s employment is terminated under §6(a) before the end of the Initial Term, Employee (or his estate, as applicable) shall be paid the Initial Bonus in the amount set forth in §5(a)(iii). All such payments (other than the Initial Bonus, which shall be payable as provided in §5(a)(iii)) shall be made in accordance with Employer’s normal payroll practices.

(b) For Cause. If Employee’s employment is terminated under §6(b) hereof for “Cause,” Employee shall be paid (i) base salary (at the rate of salary that was payable to Employee under §5(a)(i) at the time said employment was terminated) prorated through the date of termination of employment; (ii) benefits (as specified in §5(a)(i)) through the date of termination (unless a different date is specified by the terms of the applicable benefit plans); and (iii) expense reimbursements as described in §5(a)(i) hereof through the date of such termination of employment.

(c) Without Cause. If Employee’s employment is terminated by Employer under §6(c) hereof, Employee shall be paid (i) reimbursement of expenses through the date of termination; (ii) base salary (at the rate of salary that was payable to Employee under §5(a)(i) at the time said employment was terminated) through the date of termination of employment (or, if later, the expiration of the Initial Term); and (iii) benefits (as specified in §5(a)(i)) through the date of termination of employment (unless a different date is specified by the terms of the applicable benefit plans). In addition, if Employee’s employment is terminated by Employer under §6(c) on or before the end of the Initial Term, Employee shall be paid the Initial Bonus in the amount set forth in §5(a)(iii). All such payments (other than the Initial Bonus, which shall be payable as provided in §5(a)(iii)) shall be made in accordance with Employer’s normal payroll practices. In addition to the foregoing, Employee shall be paid the Separation Payments described in §5(b)(i) hereof.

(d) Resignation. If Employee’s employment is terminated by Employee under §6(c) hereof, Employee shall be paid (i) reimbursement of expenses through the date of termination; (ii) base salary (at the rate of salary that was payable to Employee under §5(a)(i) at the time said employment was terminated) through the date of termination of employment; and (iii) benefits (as specified in §5(a)(i)) through the date of termination of employment (unless a different date is specified by the terms of the applicable benefit plans). In addition, Employee shall be paid the Separation Payments described in §5(b)(i) hereof.

(e) Miscellaneous. Except as otherwise expressly set forth in this §7, Employee shall not be entitled to any severance or other compensation from Employer after termination whether in respect of the period before or after such termination or during or after the Post Employment Period.

§8. CONFIDENTIAL INFORMATION.

(a) “Confidential Information.” “Confidential Information” as used herein shall mean all confidential and proprietary information of Employer, Grosvenor Holdings, L.L.C., Grosvenor Capital Management Holdings, LLLP, their respective general partners, managing members, or managers, and/or their respective Affiliates (each a “Grosvenor Party”), including, without limitation, confidential or proprietary information regarding clients, client lists, fee and pricing policies, marketing materials, portfolio selection, trading practices and policies, investment techniques, investment processes, investment advisory, technical, and research data, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, trade secrets, descriptive materials relating to any of the foregoing, and information provided to any Grosvenor Party by others which the Grosvenor Party is obligated to keep confidential, whether such information is in the memory of Employee or is embodied in written, electronic, or other tangible form.

(b) Restricted. Employee recognizes and acknowledges that the Confidential Information constitutes valuable, special, and unique assets of the Grosvenor Parties because, among other reasons, such Confidential Information (i) has been developed at substantial expense and effort over a period of many years, (ii) constitutes a material competitive advantage for the Grosvenor Parties which is not known to the general public or competitors, (iii) could not be duplicated by others without extraordinary expense, effort and time, (iv) constitutes “trade secrets” as such term is used in the Illinois Trade Secrets Act or (v) is information of a private nature. Employee shall not, either before or at any time after the termination of his employment for any reason or under any circumstance, use for Employee’s benefit or disclose to or use for the benefit of any other Person, any Confidential Information for any reason or purpose whatsoever, directly or indirectly, except as may be required or otherwise appropriate pursuant to his employment by Employer, unless and until such Confidential Information becomes public or · generally available to Persons other than the Grosvenor Parties other than as a consequence of the breach by Employee of his confidentiality obligations hereunder (after which such public or otherwise generally available information shall no longer be deemed to be “Confidential Information”).

(c) Return Information. Upon the termination of Employee’s employment, he shall cause to be delivered to Employer all documents and data pertaining to the Confidential Information (whether maintained in electronic or tangible media) and shall not retain any such documents or data, any reproductions (in whole or in part) thereof, or any extracts of any such documents or data containing Confidential Information.

(d) “Affiliate.” As used in this Agreement, “Affiliate” means with respect to a specified Person (i) any Person that directly or indirectly through one or more intermediaries controls, alone or through an affiliated group, is controlled by, or is under common control with such Person; (ii) any Person that is an officer, director, partner, or trustee of, or serves in a similar capacity with respect to, such Person or of which such Person is an officer, director, partner, or trustee, or with respect to which such Person serves in a similar capacity; (iii) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities or in which the specified Person has a substantial beneficial interest; (iv) any spouse, descendant, parent, grandparent, or descendant of a parent or grandparent of the specified Person or of any Person identified in clauses (i) through (iii); and (v) any partnership, trust, or other entity or arrangement for the principal benefit of the specified Person and/or of any one or more Persons identified in clauses (i) through (iv).

§9. NON-COMPETITION. Employee acknowledges that (i) Employer, by and through its subsidiaries and affiliated companies, conducts business throughout the world, (ii) Employer has a vital and continuing interest in protecting that business, including without limitation, its existing and prospective relationships with clients and with investment funds in which Employer or investment funds managed by Employer invest, its marketing agents, and its officers, employees, and consultants (“Employer’s Interests”), (iii) the covenants contained in this §9 are reasonably necessary to protect Employer’s Interests, including, but not limited to, those identified above, and (iv) the restrictions and other provisions hereafter set forth in this §9 are reasonable and necessary in all respects including, without limitation, duration, geographic reach, and scope of activities covered, to provide such protection of Employer’s Interests. Employee further acknowledges and represents that the basic salary, Discretionary Bonus, expense reimbursement and the Separation Payments to which Employee is eligible under §5 adequately compensate Employee for any potential employment opportunities he may forego as a result of his compliance with the restrictive covenants contained in this §9, that such compensation will enable him to provide for the needs and wants of his family without violating such restrictions, and that the truth of the foregoing representations is a material condition to his employment by Employer. Accordingly, in special consideration of the promises and covenants given to Employee under this Agreement, including, without limitation, Employee’s entitlement to participate in any carried interest, deferred compensation or long-term incentive programs established at any time by Employer or its Affiliates (including, with respect to periods after the Closing, the Corporation), pursuant to subsection 5(a) and Employee’s entitlement to the Separation Payments and expense reimbursements in §5, Employee agrees to be bound by and to faithfully observe the restrictions and covenants set forth hereafter in this §9 and further agrees that he will not do or attempt to do indirectly, through any other Person, or by any other manner, means, or artifice, anything which this §9 prohibits him from doing directly.

(a) Investment Management or Advisory Services. Employee shall not, directly or indirectly (except in a Permitted Capacity), until (i) the expiration of his Post-Employment Period or (ii) if Employee is terminated for Cause or because he is Disabled, one (1) year after termination of employment, either (x) provide or offer (or attempt to provide or offer), whether as an officer, director, employee, partner, consultant, shareholder, independent contractor or otherwise, investment advisory or investment management services to any Person anywhere in the world, or (y) become an officer, director, partner, owner, or employee of, or contractor with or consultant to, or invest in, any Person which provides services described in clause (x) or which acts as distribution agent for (or otherwise sells or markets the services of) any Person that provides the services described in clause (x), to the extent that an act described in this clause (y) relates to the business or activity of providing any of the services described in clause (x).

(b) Multi-Manager Alternative Strategies. Employee shall not, directly or indirectly (except in a Permitted Capacity), until (i) the expiration of his Post-Employment Period or (ii) if Employee is terminated for Cause or because he is Disabled, one (1) year after termination of employment, either:

(x) provide or offer (or attempt to provide or offer), whether as an officer, director, employee, partner, consultant, shareholder, independent contractor or otherwise, investment advisory or investment management services which are directly competitive with the types of services that are or were offered by Employer (or by any investment fund directly or indirectly managed by it) at any time during the period from the date Employee’s employment by Employer commenced until the termination of Employee’s employment; or

(y) become an officer, director, partner, owner, or employee of, or contractor with or consultant to, or invest in, any Person which provides services described in subparagraph (x), or which acts as distribution agent for (or otherwise sells or markets the services of) any Person that provides the services described in subparagraph (x), to the extent that an act described in this subparagraph (y) relates to the business or activity of providing any of the services described in subparagraph (x).

(c) Investment of Employee s Own Funds. Employee shall not, directly or indirectly, until (i) the expiration of his Post-Employment Period or (ii) if Employee is terminated for Cause or because he is Disabled, one (1) year after termination of employment, invest (or assist in the investment of) Employee’s own funds or any other funds controlled, advised or administered in any way by him in any investment entity or vehicle of a type commonly known as a “hedge fund” or a fund of hedge funds (collectively, a “Hedge Fund”), other than one managed directly or indirectly by Employer.

(d) Interference. Employee shall not, directly or indirectly (except in a Permitted Capacity), until two (2) years after termination of employment, interfere with the relations of Employer, or of any investment fund directly or indirectly managed by it, with any Person who, at any time during the period from the date Employee’s employment by Employer commenced until the termination of the employment of Employee, was or had been (v) a Past Client, Present Client or Potential Client, (w) a Hedge Fund in which were invested any funds managed directly or indirectly by Employer, or which was included in Employer’s database of investment managers, (x) the manager, advisor, general partner or similar entity or Person of any such Hedge Fund (a “Hedge Fund Manager”), (y) an officer, partner, director, manager or other Affiliate of any such Hedge Fund Manager (a “Manager of a Hedge Fund Manager”), or (z) any distribution agent or other Person who acts on behalf of Employer in selling or marketing the services of Employer (“Marketing Agent”).

(e) No Solicitation of Clients or Marketing Agents. Employee shall not, directly or indirectly (except in a Permitted Capacity), until two (2) years after termination of employment, solicit, enter into, or propose to enter into any employment, consulting, investment management, investment advisory, or any other business relationship or agreement with any Past Client, Present Client, Potential Client, or Marketing Agent.

(f) No Employee Solicitation. Employee shall not, directly or indirectly (except in a Permitted Capacity), until two (2) years after termination of employment, induce or attempt to induce any officer or employee of or consultant to Employer (other than Employee’s personal secretary) or of any investment fund managed directly or indirectly by it, to terminate his employment or consultancy with such entity.

(g) Hiring by Employee. Employee shall not, directly or indirectly (except in a Permitted Capacity), until two (2) years after termination of employment, directly or indirectly hire or retain, or attempt to hire or retain, any Person described in §9(f).

(h) Time Limitation. During the period after the termination of employment, subsections 9(d) and 9(e) shall apply only to (i) Past Clients, Present Clients and Potential Clients who were such as of such termination, (ii) Hedge Funds, which, at any time within two (2) years prior to such termination, had funds that were invested directly or indirectly by Employer or were contained in Employer’s database of investment managers, and to Hedge Fund Managers and Managers of Hedge Fund Managers of such Hedge Funds, and (iii) Marketing Agents who acted in such capacity at any time within two (2) years prior to such termination.

(i) “Invest In.” For purposes of subsections 9(a) and (b), the term “invest in” shall be deemed to exclude any investment or related series of investments constituting less than five per cent (5%) of the outstanding capital stock of a company whose stock is publicly traded.

(j) “Clients.” For purposes of subsections (d) and (e) of this §9, “Past Client” shall mean at any particular time, any Person who at any time within two years prior to such time has been but at such time is not, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) Employer; “Present Client” shall mean at any particular time, any Person who is at such time, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) Employer; and “Potential Client” shall mean at any particular time, any Person to whom Employer, any investment fund directly or indirectly managed by it, or any distribution agent or other Person acting on behalf of either, has within two years prior to such time, offered or solicited (by means of personal meeting, telephone call, or a letter or written proposal specifically directed to the particular Person) to serve as investment adviser or manager, or who has been offered or solicited to invest in any investment fund directly or indirectly managed by Employer (other than a registered investment company), but who is not at such time, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) Employer.

(k) “Permitted Capacity.” As used in this Agreement, “Permitted Capacity” means Employee acting in his capacity as an employee of or consultant to Employer.

(I) No Disparagement. Employee shall not at any time disparage any Grosvenor Party, any Affiliate thereof, any officer or employee of any of the foregoing, or any member of Grosvenor Holdings, L.L.C. Employee shall not, without the prior written consent of Employer, make any written or oral statement concerning the termination of his employment or any circumstances, terms or conditions relating thereto, which statement is reasonably likely to become generally known to the public. Nothing in this §9(1) shall prevent Employee from testifying truthfully in any judicial proceeding, law enforcement matter, or government investigation or lawfully filing or prosecuting any claim against any of the foregoing Persons in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes.

(m) Future Business Activities. If, at any time or times in the future, Employer engages in business or activities in addition to or in lieu of its present activity, the provisions of this §9 shall apply to all such business and activities.

(n) Restrictions Reasonable. Employee acknowledges and agrees that the restrictions and other provisions set forth above in this §9 are reasonable, in all respects, including without limitation duration, geographic reach, and scope of activities covered, and will not prevent Employee from earning a living in his profession. Further, Employee acknowledges that in agreeing to said restrictions, he has received and has relied upon the independent advice and counsel of attorneys selected by him. Accordingly, Employee agrees to be bound by and to faithfully observe the restrictions and covenants set forth above in this §9, and further agrees that he will not do or attempt to do indirectly, through any other Person, or by any other manner, means, or artifice, anything which this §9 prohibits him from doing directly.

(o) Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this §9 are held to be in any respect an unreasonable restriction upon Employee or are otherwise invalid, for whatsoever cause, then the court so holding is hereby authorized to (i) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (ii) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

§10. ARBITRATION OF DISPUTES.

(a) Arbitration. Notwithstanding anything to the contrary contained in this Agreement, but subject to the last sentence of this §10(a), all claims, disputes and controversies between the parties hereto arising out of or in connection with this Agreement, relating to the validity, construction, performance, breach, enforcement or termination thereof, or otherwise, shall be resolved by binding arbitration at Chicago, Illinois, in accordance with this §10 and, to the extent not inconsistent herewith, the commercial arbitration rules of the American Arbitration Association. Employer may elect, on a claim by claim basis, that this §10 not apply to a claim which would otherwise be governed by this §10 and to require instead that such claim be adjudicated in a court of law.

(b) Procedures. Any arbitration called for by this §10 shall be conducted in accordance with the following procedures:

(i) Employee or Employer (the “Requesting Party”) may demand arbitration pursuant to §10(a) hereof at any time by giving written notice of such demand (the “Demand Notice”) to the other (the “Responding Party”), which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

(ii) Within thirty (30) days after the giving of a Demand Notice, each of the Requesting Party and the Responding Party shall select and designate in writing to the other party one reputable, disinterested individual (a “Qualified Individual”) willing to act as an arbitrator of the claim, dispute or controversy in question. Each of the Requesting Party and the Responding Party shall use their best efforts to select an ex- judge having no affiliation with any of the parties as their respective Qualified Individual. If either party fails to make such a designation, then, on the application of the other party, the American Arbitration Association shall promptly select and appoint a Qualified Individual to act as the second arbitrator. Within forty-five (45) days after the foregoing selections have been made, the arbitrators so selected shall jointly select an ex-judge having no affiliation with any of the parties as the third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy in question. In the event that the two arbitrators initially selected are unable to agree on a third arbitrator within the forty-five (45) day period referred to above, then, on the application of either party, the American Arbitration Association shall promptly select and appoint an ex-judge having no affiliation with any of the parties, as the Qualified Individual to act as the third arbitrator. The three arbitrators selected pursuant to this §10(b)(ii) shall constitute the arbitration panel for the arbitration in question.

(iii) All filings, submissions and presentations in the arbitration proceeding shall be confidential. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required. Any decision by the arbitrators shall be confidential and shall be shielded from public access.

(iv) The arbitration panel shall award attorney’s fees and costs only in accordance with the next sentence. In the event Employee brings any proceeding against Employer and Employee does not fully prevail on each and every claim Employee brings in that proceeding, then Employee shall reimburse Employer for all the attorneys’ fees, costs and expenses paid or incurred by Employer in or as a result of that proceeding. On the application of a party before or after the initial decision of the arbitration panel, and proof of its attorneys’ fees and costs, the arbitration panel shall order the other party to make any payments directed pursuant to the preceding sentence.

(c) Binding Character. Any decision rendered by the arbitration panel pursuant to this §10 shall be final and binding on, and nonappealable by, the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction. Any action to enforce an award shall be filed under seal.

(d) Exclusivity. Except for claims which Employer elects to adjudicate in a court of law pursuant to § 10(a), arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in §10a) hereof, and Employer and Employee stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this §10 shall survive the dissolution of Employer.

(e) No Alteration of Agreement. Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

§11. GENERAL.

(a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by overnight courier, or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this §11(a):

If to Employer, to:

Grosvenor Capital Management, L.P.

900 North Michigan Avenue Suite

1100 Chicago, Illinois 60611

Attention: Michael J. Sacks

If to Employee, to the attention of Employee at the address set forth in Employer’s records (or at such other address as may be provided in writing by Employee to Employer).

Any such notice shall be effective only when received at such address.

(b) Equitable Remedies. Employee acknowledges that violation of any of the provisions of §§8 and/or 9 of this Agreement would result in irreparable injury to Employer, for which Employer would have no adequate remedy at law. Accordingly, it is agreed that Employer shall be entitled, in addition to any and all other remedies provided by law and this Agreement (including, without limitation, termination of the Separation Payments under §5(b)(i)), to equitable relief with respect to any such violation, including without limitation specific performance and preliminary and permanent injunctive relief, with respect to any such violation, without the need to post any bond or other security, and Employee shall not assert that Employer will not suffer irreparable injury or that it has an adequate remedy at law or is otherwise not entitled to equitable relief in such circumstances.

(c) Severability and Modification. Each restriction which is separately stated in any section, subsection, paragraph, or clause of §§8 or 9 of this Agreement is independent of each other such restriction, and if any such restriction is held for any reason not to be capable of modification so as to cause it to be valid and enforceable, then the invalidity or unenforceability of such restriction shall not invalidate, affect, or impair in any way the validity and enforceability of any other such restriction.

(d) “Person.” For purposes of this Agreement, “Person” means and includes a natural person and any other person, entity, trust or fiduciary arrangement, partnership, corporation, limited liability company, group, or association, whether or not recognized by law as having a separate legal personality.

(e) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f) Counterparts. This Agreement may be executed in multiple counterparts, any of which may bear the signature of only one of the two parties, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, except that the employment obligations of and restrictions upon Employee shall not bind his heirs or successors. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto, except Employer may assign its rights and obligations hereunder in connection with the sale of its entire business.

(h) Entire Agreement; Supercession. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and by amending and restating the Existing Employment Agreement, it supercedes, from and after the Effective Date, all other prior agreements and understandings relating to the subject matter hereof. This Agreement shall not be amended except by a written instrument hereafter signed by each of the parties hereto, and no waiver or release of a party’s rights hereunder shall be effective unless made in writing by the party whose rights are thereby waived or released.

(i) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Illinois.

(j) IRC Section 409A.

(i) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if Employer determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, Employer shall work in good faith with Employee to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that Employer determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, that this subsection 11(j)(i) shall not create an obligation on the part of Employer to adopt any such amendment, policy or procedure or take any such other action, nor shall Employer have any liability for failing to do so.

(ii) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon Employee’s “separation from service” from Employer (within the meaning of Section 409A, a “Separation from Service”).

(iii) If, at the time of a Separation from Service of Employee, Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits constituting Section 409A deferred compensation to be paid or provided upon the Separation from Service of Employee shall be paid or provided commencing on the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of Employee (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A deferred compensation would otherwise be paid or provided. All such amounts that would, but for this subsection 11(j), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(iv) To the extent that any payments or reimbursements provided to Employee under this Agreement are deemed to constitute compensation to Employee to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

§12. INDEMNIFICATION.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, Employee and Employee’s Group (the “Indemnified Party”) shall be indemnified and held harmless by Employer and each of its respective direct and indirect consolidated subsidiaries or Affiliates from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed third-party claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, directly or indirectly, by reason of or arising from (A) Employee’s actions or inactions with respect to Employee’s duties under this Agreement, and (B) Employee’s actions or inactions with respect to any limited partnership agreement or similar governing document of any Grosvenor Party, whether arising from acts or omissions to act as set forth in this subsection 12(a) occurring before or after the Effective Date; provided, that the Indemnified Party shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnified Party is seeking indemnification pursuant to this subsection 12(a), Employee acted in bad faith or engaged in actual fraud or willful misconduct. For purposes of clarification, because a conveyance may be allegedly or actually void or voidable or deemed “fraudulent” pursuant to the provisions of Title 11 of the U.S. Code or any similar State or foreign statute, does not render Employee’s conduct with respect to the conveyance non-indemnifiable, and the Indemnified Party will be entitled to indemnification with respect to such conveyances unless Employee “acted in bad faith or engaged in actual fraud or willful misconduct” as provided for herein.

(b) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by the Indemnified Party in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding pursuant to subsection 12(a) shall be advanced by Employer on a monthly basis prior to a final and non-appealable determination that the Indemnified Party is not entitled to be indemnified upon receipt by Employer of an undertaking by or on behalf of the Indemnified Party to repay such amount if it ultimately shall be determined that the Indemnified Party is not entitled to be indemnified pursuant to this subsection 12(b). Notwithstanding the immediately preceding sentence, except as otherwise provided in subsection 12(i), Employer shall be required to indemnify the Indemnified Party pursuant to the immediately preceding sentence in connection with any action, suit or proceeding (or part thereof) commenced by such Indemnified Party only if the commencement of such action, suit or proceeding (or part thereof) by the Indemnified Party was authorized by Employer in its sole discretion.

(c) The indemnification provided by this Section 12 shall be in addition to any other rights to which the Indemnified Party may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in Employee’s capacity as an executive officer of Employer, and, with respect to periods after the Closing, of the Corporation and as to actions in any other Permitted Capacity, and shall continue as to the Indemnified Party if Employee has ceased to serve in any such capacity.

(d) Any indemnification pursuant to this Section 12 shall be made only out of the assets of Employer and/or its valid assignees. In no event may the Indemnified Party subject the members of Employer to personal liability by reason of the indemnification provisions set forth in this Agreement.

(e) The Indemnified Party shall be denied indemnification in whole or in part under this Section 12 because such Indemnified Party had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f) The provisions of this Section 12 are for the benefit of the Indemnified Parties and their respective heirs, successors, valid assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other persons.

(g) Employee shall, in the performance of Employee’s duties under this Agreement or otherwise to the GCM Group, be fully protected in relying in good faith upon the records of the Corporation, Employer, their respective Affiliates and their respective direct or indirect subsidiaries and on such information, opinions, reports or statements presented to any of the foregoing by any of the respective officers, directors or employees, or committees of the board, or by any other Person as to matters that Employee, as the case may be, reasonably believes are within such other Person’s professional or expert competence.

(h) No amendment, modification or repeal of this Section 12 or any provision hereof shall in any manner terminate, reduce or impair the right of the Indemnified Parties or any third party beneficiary to be indemnified by Employer, nor the obligations of Employer to indemnify the Indemnified Party or any third party beneficiary under and in accordance with the provisions of this Section 12 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 12 is not paid in full within thirty (30) days after a written claim therefor by an Indemnified Party or any third party beneficiary has been received by Employer, such Indemnified Party or such third party beneficiary, as the case may be, may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees.

(j) As used in this Agreement, “Group” means with respect to Employee, Employee and (i) Employee’s spouse, (ii) a lineal descendant of Employee’s parents, the spouse of such descendant or a lineal descendant of any such spouse, (iii) a charitable institution solely controlled by Employee and other members of his Group, (iv) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of Employee and Persons described in clauses (i) through (iii) of this definition, (v) a corporation, limited liability company or partnership, of which all or substantially all of the outstanding shares of capital stock or interests therein are owned by one of more of Employee and Persons described in clauses (i) through (iv) of this definition provided, that the equity not owned by Employee and Persons described in clauses (i) through (iv) of this definition is owned by current or former service providers of such corporation, limited liability company or partnership, (vi) an individual mandated under a qualified domestic relations order, or (vii) the executor, personal representative or administrator of the estate of such Employee or of the estate of any individual described in clauses (i), (ii) or (vi) above. For purposes of this definition, (x) “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted individual’s descendants; and (y) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trustee’s assets if it then to terminate.

(k) Liability of Indemnified Persons. Notwithstanding anything to the contrary herein, the Indemnified Party shall not be liable to the Grosvenor Parties or any other Persons who have acquired interests in the Grosvenor Parties’ securities, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of Employee, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, Employee acted in bad faith or engaged in actual fraud or willful misconduct. For purposes of clarification, because a conveyance may be allegedly or actually void or voidable or deemed “fraudulent” pursuant to the provisions of Title 11 of the U.S. Code or any similar State or foreign statute does not render an employee’s conduct with respect to the conveyance non-indemnifiable, and the Indemnified Party will be entitled to indemnification with respect to such conveyances unless Employee “acted in bad faith or engaged in actual fraud or willful misconduct” as provided for herein. Any amendment, modification or repeal of this Section 12 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of an Indemnified Party under this Section 12 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(l) Defense of Claim. With respect to any indemnifiable claim, demand, action, suit or proceeding hereunder: (i) Employer shall be entitled to participate therein at its own expense; and (ii) Employee shall be entitled to control the defense thereof, with counsel of Employee’s choosing, which counsel may be the regular counsel to Employer, the Partnership or the Corporation and may be counsel to other officers and directors of Employer, the Partnership or the Corporation or any of their respective Affiliates. The fees and expenses of the counsel shall be borne by Employer.

[The remainder of this page is left intentionally blank]

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

EMPLOYER

GROSVENOR CAPITAL MANAGEMENT, L.P.

	By:	GCM, L.L.C., its General Partner

	By:	Grosvenor Holdings, L.L.C., its Manager

Date:	By:	/s/ Michael J. Sacks
Michael J. Sacks, Managing Member

and

	By:	MJS LLC, Managing Member

	By:	/s/ Michael J. Sacks
Michael J. Sacks, Member

EMPLOYEE

Date:	By:	/s/ Jonathan R. Levin
Jonathan R. Levin

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